POWER OF ATTORNEY

Each director and/or officer of Farmers National Banc Corp. (the “Corporation”) whose signature appears below hereby appoints JOHN S. GULAS and CARL D. CULP, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign for the undersigned and in his or her name, place and stead, and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and likewise to sign and file with the Commission any and all amendments (on Form 10-K/A) and exhibits thereto, and any and all applications and documents to be filed with the Commission pertaining to such Annual Report, with full power and authority to do and perform any and all acts and things whatsoever requisite, necessary or advisable to be done in the premises, as fully and for all intents and purposes as each of the undersigned could so if personally present, hereby ratifying and approving the acts of said attorneys and any of them and any such substitute.

IN WITNESS WHEREOF, We have hereunto set our hands effective as of the 26th day of February, 2013.

/s/ John S. Gulas John S. Gulas President, CEO and Director (Principal Executive Officer) February 26, 2013	/s/ Carl D. Culp Carl D. Culp Executive VP, CFO and Treasurer (Principal Financial Officer) February 26, 2013	/s/ Joseph W. Sabat Joseph W. Sabat Controller (Principal Accounting Officer) February 26, 2013

/s/ Gregory C. Bestic Gregory C. Bestic	Director

/s/ Lance J. Ciroli Lance J. Ciroli	Director

/s/ Anne Frederick Crawford Anne Frederick Crawford	Director

/s/ Ralph D. Macali Ralph D. Macali	Director

/s/ David Z. Paull David Z. Paull	Director

/s/ Earl R. Scott Earl R. Scott	Director

/s/ Gregg Strollo Gregg Strollo	Director

/s/ Ronald V. Wertz Ronald V. Wertz	Director